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Prospectus Supplement No. 13                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated September 6, 2001)            Commission File No. 333-68278


                          AMERISOURCEBERGEN CORPORATION

                         AMERISOURCE HEALTH CORPORATION

 $300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due December 2007 and 5,663,730 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of 5% Convertible Subordinated Notes Due December 1, 2007 of AmerisourceBergen Corporation and AmeriSource Health Corporation and the shares of common stock, $.01 par value per share, of AmerisourceBergen Corporation issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 6, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                    Shares of
                                 Amount of                           Common
                                   Notes                              Stock
                                   Owned            Amount of        Owned            Shares
                                   Before           Notes that       Before         that May be
            Name                  Offering         May be Sold      Offering          Sold
--------------------------      ------------       -----------   --------------     ----------
BTEC-Convertible Arb..........  $ 1,000,000        $ 1,000,000          0             18,879

BTPO Growth Vs Value..........  $ 4,000,000        $ 4,000,000          0             75,516

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The securities offered by the prospectus involve a high degree of risk. See
"Risk Factors" beginning on page 9 of the prospectus.

                           ---------------------------

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the
                        contrary is a criminal offense.

          The Date of this Prospectus Supplement is November 27, 2002.